Exhibit 99.1
REGENT COMMUNICATIONS REPORTS FOURTH QUARTER 2007 RESULTS
FOURTH QUARTER REVENUE PERFORMANCE WELL AHEAD OF THE INDUSTRY
Cincinnati, OH, March 5, 2008 — Regent Communications, Inc. (NASDAQ: RGCI) announced today financial results for the quarter and twelve months ended December 31, 2007.
For the full year 2007, net broadcast revenues increased 18.4% to $97.9 million compared to $82.7 million in the same period of 2006. For the same period, station operating expenses increased 13.9% to $63.1 million in 2007 from $55.3 million in 2006. The Company reported a net loss of $102.6 million for the full year 2007, or $2.68 per share, compared with a reported loss of $26.6 million, or $0.67 per share, in 2006. Results for the full year and fourth quarter of 2007 include a pre-tax non-cash impairment charge of approximately $163.6 million and for the full year and quarter of 2006 a pre-tax non-cash impairment charge of $48.4 million (including $4.7 million reclassified to discontinued operations), related to the Company’s annual review of its indefinite-lived intangible assets.
For the fourth quarter of 2007, net broadcast revenues decreased slightly to 24.9 million in 2007 from $25.0 million in 2006 and station operating expenses decreased 1.4% to $15.3 million in 2007 from $15.5 million in 2006. The Company reported a net loss of $103.1 million for the quarter, or $2.69 per share loss, compared with reported net loss of $29.5 million, or $0.77 per share, in the same period last year.
“Our fourth quarter revenue growth was well ahead of the industry, while increasing our revenue share across our portfolio of markets,” said Bill Stakelin, President and CEO of Regent Communications. “In fact, in the fourth quarter Regent outperformed the industry in terms of same station revenue growth by approximately 680 basis points. The advertising market remained difficult in 2007, but we continued to execute on our business plan to position our portfolio for growth over the long-term. We are driving attractive audiences across our clusters, while building and expanding our integrated web platform. Our station brands are immersed in the communities we serve and we believe we offer local advertisers an exceptional value proposition. In the year ahead, we remain focused on further increasing our audience shares and better monetizing our listener reach through our cross-platform sales strategy.”
Below are the Company’s condensed consolidated statements of operations prepared in accordance with generally accepted accounting principles (“GAAP”) (in thousands, except per share amounts).

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Broadcast revenues, net of agency commissions	$24,939	$25,037	$97,912	$82,706
Station operating expenses	15,276	15,491	63,064	55,348
Corporate general and administrative expenses	1,745	1,685	7,296	6,743
Impairment of indefinite-lived intangible assets	163,600	43,698	163,600	43,698
Local marketing agreement fee	—	1,716	—	1,716
Activist defense costs	—	—	599	—
Depreciation and amortization	1,040	1,844	4,982	4,994
(Gain) loss on sale of stations	—	(258)	—	1,585
Loss on disposal of long-lived assets	102	116	52	87

Operating loss	(156,824)	(39,255)	(141,681)	(31,465)
Interest expense	(4,127)	(3,212)	(16,757)	(7,503)
Realized and unrealized (loss) gain on derivatives	(3,928)	1,770	(5,155)	1,770
Other income, net	27	189	162	242

Loss from continuing operations before income taxes	(164,852)	(40,508)	(163,431)	(36,956)
Income tax benefit	61,600	15,527	60,561	14,434

Loss from continuing operations	(103,252)	(24,981)	(102,870)	(22,522)
Income (loss) from discontinued operations, net of income tax	126	(4,528)	296	(4,074)

Net loss	($103,126)	($29,509)	($102,574)	($26,596)

Basic net loss per common share:
Loss from continuing operations	($2.69)	($0.65)	($2.69)	($0.57)
Income (loss) from discontinued operations	—	($0.12)	$0.01	($0.10)

Net loss	($2.69)	($0.77)	($2.68)	($0.67)

Common shares for basic calculation	38,402	38,123	38,308	39,807
Common shares for diluted calculation	38,402	38,123	38,308	39,807
Non-GAAP Financial Measures
Regent utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. The non-GAAP performance and liquidity measures presented in this release are station operating income, same station net revenue, same station operating income, and free cash flow. Regent’s management believes these non-GAAP measures provide useful information to investors, as discussed in more detail below, regarding Regent’s financial condition and results of operations and liquidity; however, these measures should not be considered as an alternative to net broadcast revenue, operating income, net loss, or cash provided by operating activities as an indicator of Regent’s performance or liquidity.

Station operating income
Fourth quarter 2007 station operating income increased 1.2% to $9.7 million from $9.5 million in the same period in 2006. For the twelve months ended December 31, 2007, station operating income increased 27.4% to $34.8 million from $27.4 million reported for the same period in 2006.
The Company believes that station operating income is a performance measure that helps investors better understand the financial health of our radio stations. Further, Regent and other media companies have traditionally been measured by analysts and other investors on their ability to generate station operating income. The following table reconciles operating loss, which the Company believes is the most directly comparable GAAP financial measure, to station operating income (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Station operating income	2007	2006	2007	2006

Operating loss	$(156,824)	$(39,255)	$(141,681)	$(31,465)

Plus:
Corporate general and administrative expenses	1,745	1,685	7,296	6,743
Impairment of indefinite-lived intangible assets	163,600	43,698	163,600	43,698
Activist defense costs	—	—	599	—
Loss on sale of stations	—	—	—	1,585
Loss on disposal of long-lived assets	102	116	52	87
Local marketing agreement fee	—	1,716	—	1,716
Depreciation and amortization	1,040	1,844	4,982	4,994
Less:
Gain on sale of stations	—	258	—	—

Station operating income	$9,663	$9,546	$34,848	$27,358

Same station results
On a same station basis, which includes results from stations owned and operated in continuing operations during the entire fourth quarter for both the 2007 and 2006 periods and excludes barter, net broadcast revenue for the fourth quarter of 2007 increased 2.8% to $19.7 million from $19.1 million in the fourth quarter of 2006. Same station operating income was up 8.8% to $7.4 million in the fourth quarter of 2007 compared to $6.8 million in the fourth quarter of 2006. The Company believes that a same station presentation is important to investors as it provides a measure of performance of radio stations that were owned and operated by Regent in the fourth quarter of 2006 as well as the current quarter, and eliminates the effect of acquisitions and dispositions on comparability. Additionally, the Company has excluded barter in this comparison as barter customarily results in volatility between quarters, although differences over the full year are not material. The following tables reconcile net broadcast revenue and operating loss to same station net broadcast revenue and same station operating income (in thousands):

	Three Months Ended
	December 31,
Same Station Net Broadcast Revenue	2007	2006

Net broadcast revenue	$24,939	$25,037
Add:

Less:
Net results of stations not included in same station category	4,158	4,946
Barter transactions	1,113	953

Same station net broadcast revenue	$19,668	$19,138

	Three Months Ended
	December 31,
Same Station Operating Income	2007	2006

Operating loss	$(156,824)	$(39,255)

Plus:
Corporate general and administrative expenses	1,745	1,685
Loss on disposal of long-lived assets	102	116
Impairment of long-lived assets	163,600	43,698
Local marketing agreement fee	—	1,716
Depreciation and amortization	1,040	1,844

Less:
Gain on sale of stations	—	258

Station operating income	9,663	9,546

Adjustments:
Net results of stations not included in same station category	(2,211)	(2,752)
Barter transactions	(79)	(17)

Same station operating income	$7,373	$6,777

Free cash flow
Free cash flow is defined as net income plus depreciation, amortization, and other non-cash expenses, less maintenance capital expenditures and net gains on the sale of stations and disposal of long-lived assets. Free cash flow increased 5.1% to approximately $4.0 million in the fourth quarter of 2007, from $3.8 million in the fourth quarter of 2006. For the twelve months ended December 31, 2007, free cash flow decreased 14.6% to $10.2 million in 2007 from $11.9 million in 2006. Free cash flow in the year-to-date period of 2007 was negatively impacted by approximately $0.6 million of shareholder activist costs, as well as increased interest rates and increased borrowings related to acquisitions in the fourth quarter of 2006. The Company believes that free cash flow is a liquidity measure that helps investors evaluate the ability of the Company to generate excess cash flow for investing and financing uses. The following table displays how the Company calculates free cash flow (in thousands):

	Three Months Ended		Twelve months ended
	December 31,		December 31,
Free Cash Flow	2007	2006	2007	2006

Net loss	($103,126)	($29,509)	($102,574)	($26,596)

Add: (1)
Depreciation and amortization	1,041	1,891	5,073	5,349
Impairment of indefinite-lived intangible assets	163,600	48,398	163,600	48,398
Non-cash interest expense	137	813	556	1,090
Non-cash loss on sale of radio stations	—	—	—	1,791
Non -cash loss on sale of long-lived assets	101	115	52	86
Non-cash unrealized loss on derivatives	4,164	—	6,150	—
Other items, net (2)	226	141	1,020	863

Less: (1)
Non cash tax benefit	61,700	15,924	60,590	14,572
Non-cash gain on sale of radio stations	49	52	49	—
Non-cash unrealized gain on derivatives	—	1,710	—	1,710
Maintenance capital expenditures	378	316	2,078	1,785
Digital upgrade capital expenditures	33	55	986	1,002

Free cash flow	$3,983	$3,792	$10,174	$11,912

(1) Includes results reclassified to discontinued operations
(2) Includes: non-cash compensation and barter
The most directly comparable GAAP measure to free cash flow is net cash provided by operating activities. The following table reconciles net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Free Cash Flow	2007	2006	2007	2006

Net cash provided by operating activities	$6,210	$2,136	$13,613	$12,587

Less:
Changes in operating assets and liabilities	2,013	—	89	—
Bad debt expense	(197)	263	286	632

Plus:
Changes in operating assets and liabilities	—	2,290	—	2,744

Less:
Maintenance capital expenditures	378	316	2,078	1,785
Digital upgrade capital expenditures	33	55	986	1,002

Free cash flow	$3,983	$3,792	$10,174	$11,912

Selected Data
As of December 31, 2007, outstanding credit facility debt was approximately $206.4 million and cash was approximately $1.4 million. Total capital expenditures in the fourth quarter ended December 31, 2007 were approximately $0.4 million.
Outlook
Regent has adopted a policy to provide guidance to investors regarding our financial prospects. The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. Regent undertakes no obligation to update these statements.
Regent projects first quarter 2008 reported consolidated net broadcast revenues and station operating income of approximately $20.7 to $21.1 million and $5.4 to $5.6 million, respectively. Regent expects a net loss of approximately $0.02 per share. However, earnings are subject to non-cash volatility as a result of changes in the market value of our interest rate swap agreements which are marked to market each quarter. The following table reconciles projected operating income, which the Company believes is the most directly comparable GAAP measure, to station operating income (in millions):

	Three Months Ending
	March 31, 2008
	Guidance Range
Station Operating Income	Lower	Upper

Operating income	$2.4	$2.5

Plus:
Corporate general and administrative expenses	1.9	2.0
Depreciation and amortization	1.1	1.1

Station operating income	$5.4	$5.6

The Company expects same station net broadcast revenue to be down in the low single digits for the first quarter of 2008 compared to the first quarter of 2007. The Company expects capital expenditures for the first quarter to be approximately $1.1 million, of which approximately $0.5 million is maintenance capital expenditures and approximately $0.6 million is related to consolidation capital expenditures pertaining to a facilities build-out in our Evansville market.
Teleconference
The Company will host a teleconference to discuss its fourth quarter results on Wednesday, March 5th at 9:00 a.m. Eastern Time. To access the teleconference, please dial 973-935-8767 ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company’s website, located at www.regentcomm.com under Investor Relations. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Wednesday, March 12, 2008, which can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (Int’l), passcode 94932466. The webcast will also be archived on the Company’s website for 30 days.
Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Following completion of all announced transactions, Regent will own and operate 62 stations located in 13 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol “RGCI.”

This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which it claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although Regent believes expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; the ability to manage growth; the ability to integrate these and other acquisitions; and changes in the regulatory climate affecting radio broadcast companies, including uncertainties surrounding recent Federal Communication Commission rules regarding broadcast ownership limits. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.

Contact:
Tony Vasconcellos	Joe Kessler
Executive Vice President and Chief Financial Officer	Brainerd Communicators, Inc.
Regent Communications, Inc.	212-986-6667
859-292-0030